                                                                    Exhibit 10.2

Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to the Company's Application for Order Granting Confidential Treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.


                                LICENSE AGREEMENT

         This License Agreement (hereinafter referred to as this "Agreement"), effective as of February 25, 1998 (the "Effective Date"), is entered into by and between Dr. Stuart Weg (the "Licensor") and Pain Management, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company").

         WHEREAS, the Licensor is the owners of U.S. Patent Number 5,543,434, entitled "Nasal Administration of Ketamine to Manage Pain" and United States Patent Applications USSN ***, entitled "Nasal Administration of Ketamine to Manage Pain and Reduce Drug Dependency" (collectively the "Ketamine Technology"), which is based on inventions and confidential information discovered by the Licensor;

         WHEREAS, the Licensor may discover or develop additional intellectual property, technical information or proprietary rights that may be subject to the terms of this Agreement; and

         WHEREAS, the Company now desires to obtain a license to the Ketamine Technology, under the initial application and to further developments to the Ketamine Technology, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, it is agreed as follows:



                             ARTICLE 1 - DEFINITIONS

         For the purposes of this License Agreement, the following words and phrases shall have the following meanings:



*** Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.

         1.1 "Affiliate" shall mean, with respect to any Entity (as hereinafter defined), any Entity that directly or indirectly controls, is controlled by, or is under common control with such Entity.

            1.1.1 "Control" shall mean, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than 50% of the directorships or similar positions with respect to such Entity.

            1.1.2 "Entity" shall mean any corporation, association, joint venture, partnership, trust, university, business, individual, government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing

         1.2 "Patent Rights" shall mean all U.S. and foreign patents and patent applications set forth in Appendix I;

            1.2.1 Any later-filed United States and/or foreign patent applications based on the patent applications and/or patents listed in Appendix I, or corresponding thereto, including any continuations, continuations-in-part, divisional, reissues, reexaminations, or extensions thereof, and any subsequent patent applications and/or patents relating to the use of ketamine for the treatment of pain, including any continuations, continuations-in-part, divisional, reissues, reexaminations, or extensions thereof;

            1.2.2 Any other United States and/or foreign patent applications and/or patents together with any and all patents issuing thereon, including continuation, divisionals and re-issue applications and continuation-in-part applications and any United States or foreign patents granted upon such applications, based upon inventions or improvements discovered by the Licensor during the term of the Consulting Agreement relating to the Ketamine Technology, any and all of which shall be deemed added to Appendix I;

            1.2.3 Any United States and/or foreign patents issuing from any of the foregoing; and

            1.2.4 Any United States and/or foreign trademark applications filed by or on behalf of the Licensor related to the Ketamine Technology.

         1.3 "Know-how" shall mean all tangible information (other than that contained in the Patent Rights) whether patentable or not (but which has not been patented) and physical objects related to the Ketamine Technology or to the Licensed Product (as defined below), including but not limited to formulations, materials, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, owned by any of the Licensor, which the Licensor has the right to disclose and license to the Company.

         1.4 "Licensed Product(s)" shall mean:

            1.4.1 Any product which is covered in whole or in part by a valid and unexpired claim contained in the Patent Rights in the country in which the product is made, used, leased or sold;

            1.4.2 Any product which is manufactured using a process which is covered in whole or in part by a valid and unexpired claim contained in the Patent Rights in the country in which the process is used;

            1.4.3 Any product which is used according to a method which is covered in whole or in part by a valid and unexpired claim contained in the Patent Rights in the country in which the method is used.

         1.5 "Licensed Process(es)" shall mean any process or method, which is covered, in whole, or in part, by a valid and unexpired claim contained in the Patent Rights in the country in which the process or method is used.

         1.6 "Net Sales" shall mean the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of the Company or any of its Affiliates or sublicensees or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less only the sum of the following:

            1.6.1 Usual trade discounts to customers;

            1.6.2 Sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

            1.6.3 Outbound transportation prepaid or allowed and transportation insurance;

            1.6.4 Amounts allowed or credited on returns;

            1.6.5 Bad debt deductions actually written off during the accounting period;

            1.6.6 Sales commissions; and

            1.6.7 Packaging and freight charges.

                                ARTICLE 2 - GRANT

         2.1 The Licensor hereby grants to the Company and the Company accepts, subject to the terms and conditions of this Agreement, an exclusive, worldwide license in all fields of use to practice under the Patent Rights and to utilize the Know-how, and to make, have made, use, lease and/or sell Licensed Products and to practice Licensed Processes, until expiration or termination of the Patent Rights as hereinafter provided.

         2.2 The Licensor hereby grants to the Company and Company accepts, an option (the "Option") to an exclusive, worldwide license, with the right to grant sublicenses, to any future inventions discovered by the Licensor relating to the analgesic management of pain ("Future Inventions"). The Licensor shall promptly provide written notice to the Company of any such Future Inventions. The Option shall be exercisable by the Company upon written notice delivered to Licensor within ninety (90) days of receipt of written notice of the availability of a Future Invention. Upon the exercise of the Option, the Licensor and the Company shall negotiate in good faith the terms of a license to such Future Invention, which terms shall include royalty payments, milestone payments, reimbursement of expenses and assumption by the Company of patent prosecution costs. In the event that the Company determines not to exercise its Option to a Future Technology, or, having exercised its Option, the Company and the Licensor have not agreed to terms for the license to any Future Invention within one hundred eighty (180) days, then, unless otherwise agreed between the parties hereto, the Company shall have no further rights in such Future Invention, and the Licensor shall be free to enter into any agreement with a third party respecting such Future Invention as the Licensor deems fit. Notwithstanding the foregoing, nothing in this paragraph 2.2 shall require the Company to exercise an Option or negotiate a license to any invention contained in the Patents Rights, Know-how or with respect to any Future Invention related to the use of ketamine, for which the terms of this Agreement control.

         2.3 To the Licensor's knowledge and belief, the Licensor has all right, title, and interest in and to the Patent Rights, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever and to the Licensor's knowledge and belief, other than as set forth on Schedule B hereof, there are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of the Company under this Agreement with respect to, or which may reasonably lead, to a claim of infringement or invalidity regarding, any part or all of the Patent Rights and their use as contemplated in the underlying patent.

         2.4 To the Licensor's knowledge and belief there is no pending claim of infringement, interference or invalidity regarding, any part or all of the Patent Rights and the use thereof as contemplated in the underlying patent.

         2.5 The Licensor has disclosed certain information to the Company subject to the terms of the Confidentiality Agreement entered into prior to the execution of this Agreement, some of which information may have been made available to the public without restriction. Accordingly, attached hereto as Schedule A is a list of all prior written publications, oral presentations and any other public disclosure of the Patent Rights and/or information covered by Know-how.

         2.6 The Licensor grants to the Company the right to grant sublicenses to third parties under the license granted hereunder.

            2.6.1 Within thirty (30) days after execution or receipt thereof, as applicable, the Company shall provide the Licensor with a copy of each sublicense issued hereunder and shall promptly deliver copies of all royalty reports received by the Company from such sublicensees.

            2.6.2 Any sublicensee under this Agreement shall be required to comply with Articles 3,5,9 and 10 of this Agreement.

            2.6.3 Upon termination of this Agreement other than by expiration in accordance with paragraph 7.7, any and all sublicenses shall survive such termination.



                            ARTICLE 3 - DUE DILIGENCE

         The Company shall use its reasonable best efforts to bring Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent development program for commercial exploitation of the Patent Rights and Know-how, including compliance with the milestones set forth in Exhibit A. The Company shall continue active, diligent marketing efforts for the Licensed Products or Licensed Processes throughout the life of this Agreement.



                  ARTICLE 4 - ROYALTIES AND OTHER CONSIDERATION

         4.1 In consideration of the rights, privileges and license granted hereunder, the Company shall pay to the Licensor as set forth in, and in accordance with the provisions of, this Article 4 until the earlier to occur of
(a) the last to expire patent contained in the Patent Rights and (b) until or termination of this License Agreement as hereinafter provided.

         4.2 (a) Pursuant to a stockholders agreement to be entered into between Lindsay A. Rosenwald, M.D., the Company, the Licensor, Herbert Brotspies and Calgar and Associates (the "Stockholders Agreement"), the Company shall grant to the Licensor and/or his representatives a number of shares of common stock of the Company, par value $.001 per share (the "Common Stock"), representing twenty-five percent (25%) of the initial share capital of the Company. Twenty percent (20%) shall be immediately issued to the Licensor and/or his representatives and distributed as follows: (i) seventeen percent (17%) to the Licensor; (ii) one-half percent (1.5%) to Herbert Brotspies and (iii) one-half percent (1.5%) to Calgar and Associates.

         (b) Of the shares of Common Stock to be issued to the Licensor and/or his representatives, the Company shall hold in escrow a number of such shares of Common Stock equal to five percent (5%) of the initial share capital of the Company (the "Escrow Shares"). The Escrow Shares shall vest, if at all, and be released from escrow upon completion of a statistically significant Phase III clinical trial and shall be distributed as follows: (i) four and one-quarter percent (4.25%) to the Licensor; (ii) three hundred seventy-five one-hundredth percent (0.375%) to Herbert Brotspies and (iii) three hundred seventy-five one-hundredth percent (0.375%) to Calgar and Associates.

         4.3 The Company shall pay to the Licensor and/or his representatives a non-refundable semi-annual royalty in an amount equal to *** percent (***%) of Net Sales by the Company, or any Affiliate of the Company, of the Licensed Products or Licensed Processes covered by at least one issued and unexpired claim under the Patent Rights to be paid as follows: (a) *** percent (***%) to the Licensor; (b) *** percent (***%) to Herbert Brotspies and (c) *** percent (***%) to Calgar and Associates.

         4.4 The Company shall pay to the Licensor non-refundable semi-annual royalties in an amount equal to the greater of (a) *** percent (***%) of the royalties received by Licensee or its Affiliate from sales by any sublicensee of Licensed Products or Licensed Processes and (b) *** percent (***%) of Net Sales by any such sublicensee. In addition, the Company shall pay to the Licensor *** percent (***%) of all sublicensing fees or other lump sum payments or other compensation received by the Company or an Affiliate from its sublicensees for the use, lease or sale of Licensed Products and Licensed Processes, excluding
(i) payments used or reimbursed for research and development and (ii) payments as a result of the issuance of debt or equity securities of the Company. Any payments made pursuant to this paragraph 4.4 shall be made as follows: (A) ninety percent (90%) to the Licensor; (B) five percent (5%) to Herbert Brotspies and (C) five percent (5%) to Calgar and Associates.

         4.5 The Company agrees to pay to the Licensor the Milestone Payments set forth on Exhibit A attached hereto, which shall be deducted from or credited against, as the case may be, payments in accordance with section 4.4 above.

*** Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.

         4.6 The Company agrees not to sell the technology without requiring the purchaser thereof to comply with the terms of this Agreement.

         4.7 On sales of Licensed Products by the Company to Affiliates or related parties that are end users of such Licensed Products the value of Net Sales attributed under this Article 4 shall be that which would have been received in an arms-length transaction, based on sales of like quantity and quality products at or about the time of such transaction.

         4.8 No multiple royalties shall be payable because the use, lease or sale of any Licensed Product or Licensed Process is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights. In addition, royalties shall be paid for a Licensed Product or Licensed Process based upon only one of paragraphs 4.3 or 4.4 above (that is, royalties on direct sales of a Licensed Product or Licensed Process by the Company or its Affiliates shall be based only on paragraph 4.3, while royalties on sales of a Licensed Product or Licensed Process by the Company's sublicensees shall be based only on paragraph 4.4, so as to avoid double counting).

         4.9 In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies that are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product (or, if sold to an Affiliate, the Fair Market Value of the Licensed Product) and B is the total invoice price of the other products or technologies (or, if purchased from an Affiliate, the Fair Market Value of the other products or technologies). In the case of a combination product which includes one or more Licensed Products, the Net Sales for such combination product upon which the royalty due to the Licensor is based shall not be less than the normal aggregate Net Sales for such Licensed Product.

         4.10 Royalty payments shall be paid in United States dollars in New York, New York or at such other place as the Licensor may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes that the Company, its Affiliate or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalty payment to the Licensor. The Company shall furnish the Licensor with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

         4.11 Royalties payable to the Licensor shall be paid semi-annually on or before the thirtieth (30th) day of June and the thirty-first (31st) day of December of each calendar year. Each such payment shall be for unpaid royalties which accrued within or prior to the Company's two most recently completed fiscal quarters.

         4.12 No payment obligations shall be due with respect to any sale or sublicense covering any Licensed Product in a country it

            4.12.1 There are no issued Patent Rights underlying such Licensed Product in such country; and

            4.12.2 To the extent that a patent application is pending, there is no claim within such patent application on which a royalty herein can reasonably be based or that has been pending for less than seven (7) years since the initial filing date.

         4.13 To the extent that the Company or any Affiliate of the Company is required, by order or judgement of any court to obtain in any jurisdiction any license from a third party in order to make, use or sell any Licensed Product or Licensed Process, then up to fifty percent (50%) of the royalties payable hereunder with respect to such Licensed Product or Licensed Process in such jurisdiction may be deducted from royalties otherwise payable to the Licensor hereunder, provided that in no event shall the aggregate royalties payable to the Licensor in any semi-annual period in such jurisdiction be reduced by more than fifty percent (50%) as a result of any such deduction, and provided further that any excess deduction remaining as a result of such limitation may be carried forward to subsequent periods.

                         ARTICLE 5 - REPORTS AND RECORDS

         5.1 The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to the Licensor by way of royalty as aforesaid. Said books of account shall be kept at the Company's principal place of business and the supporting data shall be open up to twice per year upon reasonable notice to the Company, for three (3) years following the end of the calendar year to which they pertain, for inspection by an auditor selected by the Licensor, except one to whom the Company has reasonable objection, for the purpose of verifying the Company's royalty statement or compliance in other respects with this License Agreement. If an inspection shows an under reporting or underpayment in excess of the greater of *** dollars ($***) or *** percent (***%) of royalties payable for any twelve (12) month period, then the Company shall reimburse the Licensor for the cost of the inspection at the time the Company pays the unreported royalties, including any late charges as required by paragraph 5.4 of this Agreement. All payments required under this Article 5 shall be due within sixty
(60) days of the date the Licensor provides the Company notice of the payment due.

*** Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.

         5.2 Within sixty (60) days from the end of each quarter of each calendar year, the Company shall deliver to the Licensor complete and accurate reports, giving such particulars of the business conducted by the Company during the preceding quarter under this License Agreement as shall be pertinent to a royalty accounting hereunder. These. shall include at least the following:

            5.2.1 All Licensed Products and Licensed Processes used, leased or sold, by or for the Company, its Affiliates or any sublicensees.

            5.2.2 Total amounts invoiced for Licensed Products and Licensed Processes used, leased or sold, by or for the Company, its Affiliates or any sublicensees.

            5.2.3 Deductions applicable in computed "Net Sales" as defined in Paragraph 1.6.

            5.2.4 Total royalties due based on Net Sales by or for the Company, its Affiliates or any sublicensee, any lump sum payment due to the Licensor, if any, pursuant to paragraph 4.4.

            5.2.5 Names and addresses of all sublicensees and Affiliates of the Company.

            5.2.6 On an annual basis, the Company's year-end audited financial statements.

         5.3 With each such quarterly report submitted, the Company shall pay to the Licensor the royalties due and payable under this Agreement. If no royalties shall be due, the Company shall not be required to make a report pursuant to this Article 5.

         5.4 Amounts that are not paid when due and that are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus two percent (2%).

         5.5 The Company agrees to forward to the Licensor semi-annually a copy of any report, which is in substance similar to the report required by this
Article 5, received from any sublicensee and other documents received from any sublicensee as the Licensor may reasonably request, as may be pertinent to an accounting of royalties.

         5.6 The Licensor agree to hold in confidence each report delivered by the Company pursuant to this Article 5 until the termination of this Agreement. Notwithstanding the foregoing, the Licensor may disclose any such information required to be disclosed pursuant to any judicial, administrative or governmental request, subpoena, requirement or order, provided that the Licensor takes reasonable steps to provide the Company with the opportunity to contest such request, subpoena, requirement or order.

                 ARTICLE 6 - PATENT PROSECUTION AND MAINTENANCE

         6.1 Upon receipt by the Company of appropriate documentation, the Company shall reimburse the Licensor in an amount not to exceed Two Hundred Twenty Five Thousand Dollars ($225,000) for (a) reasonable past patent expenses,
(b) expenses incurred prior to the Effective Date with respect to United States and foreign patent applications and (c) administrative costs incurred in connection with any of the foregoing, payable in equal monthly installments over a nine (9) month period commencing ninety (90) days from the Effective Date; provided, however, that the entire amount payable pursuant to this Section 6.1 or the balance thereof, as the case may be, shall become due and payable on the thirtieth (30th) day following the closing of the first public offering or private placement of debt or equity securities of the Company in which gross proceeds to the Company exceed Two Million Dollars ($2,000,000). Notwithstanding the foregoing, the Company shall reimburse the Licensor in the amount of twenty-five thousand dollars ($25,000) within forty-five (45) days from the Effective Date. All amounts payable pursuant to this Section 6.1 shall be made to the individuals and/or entities set forth on Schedule I attached hereto. In addition, the Company shall assume all future patent expenses.

         6.2 The Company shall diligently prosecute and maintain the Patent Rights as set forth in Appendix I hereto (as the same may be amended or supplemented from time to time after the date hereof), including, but not limited to, the filing of patent applications for inventions and improvements to the Ketamine Technology, based upon inventions or improvements discovered by the Licensor or the Company, utilizing such patent counsel as may be mutually agreed upon by the parties hereto. The Company agrees to keep the Licensor reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities including and to consult in good faith with the Licensor and take into account the Licensor's comments and requests with respect thereto. Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement and the Consulting Agreement.

         6.3 The Company may, in its discretion, elect to abandon any patent application or issued patent comprising the Patent Rights, in which case the Company shall make no further use of such Patent Rights and shall have no further royalty obligation to the Licensor in respect of any Licensed Products and Licensed Processes the manufacture, use or sale of which is covered by an issued claim of such abandoned Patent Rights. Prior to any such abandonment, the Company shall give the Licensor at least sixty (60) days notice and a reasonable opportunity to take over prosecution of such Patent Rights. In such event, the Licensor shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such Patent Rights under its own control and at its expense and the Company shall then make no further use of any such Patent Rights and shall have no royalty or other obligation to the Licensor in respect of any Licensed Products and Licensed Processes, the manufacture, use or sale of which is covered by an issued claim of such Patent Rights. The Company agrees to cooperate in such activities, including execution of any assignments or other documents necessary to enable the Licensor to obtain and retain sole ownership and control of such Patent Rights.



                             ARTICLE 7 - TERMINATION

         7.1 If the Company shall become bankrupt, or shall file a petition in bankruptcy, or if the business of the Company shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, this License Agreement shall automatically terminate.

         7.2 In the event that the Company fails to make payment to the Licensor of royalties due in accordance with the terms of this Agreement, provided such failure to make payment is not as a result of a bona fide dispute between the Licensor and the Company, the Licensor shall have the right to terminate this License Agreement within sixty (60) days after giving said notice of termination unless the Company shall pay to the Licensor, within the 60-day period, all such royalties due and payable. Subject to Article 8, upon the expiration of the 60-day period, if the Company shall not have paid all such royalties due and payable, the rights, privileges and license granted hereunder shall, at the option of the Licensor, immediately terminate.

         7.3 Upon any material breach or default of this License Agreement by the Company, other than as set forth in Paragraphs 7.1 and 7.2 hereinabove, the Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder upon giving sixty (60) days notice to the Company. Such grounds for termination include, but shall not be limited to, the Licensor's reasonable determination that the Company is not using its reasonable best efforts to develop the Ketamine Technology and keep Licensed Products or Licensed Processes reasonably available to the public after commercial use commences. Such termination shall become effective immediately unless the Company shall have cured any such breach or default prior to the expiration of the sixty (60) day period referred to above.

         7.4 In the event that the Company has not obtained financing (or otherwise obtained net assets) in excess of two million dollars ($2,000,000) within one (1) year from the date hereof, then the Licensor at his option may terminate this Agreement upon ten (10) days notice to the Company. If so terminated (a) the Company shall return to the Licensor all documents, equipment, tangible information or other items relating to the Ketamine Technology and shall no longer have any right, title or interest therein and (b) the Company shall repurchase any shares of Common Stock issued to the Licensor, Herbert Brotspies and/or Calgar and Associates pursuant the Stockholders Agreement at a price per share equal to $.00l.

         7.5 The Company shall have the right at any time to terminate this Agreement in whole or as to any portion of the Patent Rights by giving sixty
(60) days notice thereof in writing to the Licensor.

         7.6 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Articles 5, 8, 9, 10, 15 and 16. The Company and/or any sublicensee thereof may, however, at any time after the effective date of such termination and continuing for a period not to exceed six (6) months thereafter, sell all completed Licensed Products, and any Licensed Products in the process of manufacture at the time of such termination, and sell the same, provided that the Company shall pay or cause to be paid to the Licensor the royalties thereon as required by Article 4 of this License Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

         7.7 If not terminated sooner, this Agreement shall terminate on the date of the last to expire claim contained in the Patent Rights.

         7.8 Upon termination of this Agreement, except pursuant to 7.7 hereof, the Company shall have no future rights to the Patent Rights and Know-how granted hereunder, and shall make no further use thereof, including the manufacture, use or sale of Licensed Products or Licensed Processes, except as otherwise set forth herein.



                             ARTICLE 8 - ARBITRATION

         8.1 Any dispute arising from or relating to this Agreement shall be determined before a tribunal of three (3) arbitrators in New York, New York in accordance with the rules of the American Arbitration Association. One arbitrator shall be selected by the Licensor, one arbitrator shall be selected by the Company and the third arbitrator shall be selected by mutual agreement of the first two arbitrators.

         8.2 Any claim, dispute, or controversy concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder shall be resolved in court having jurisdiction thereof.

         8.3 In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, the arbitrators shall, to the extent possible, resolve all issues other than validity, enforceability, and infringement; in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. Neither party shall raise any issue concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

         8.4 The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the Arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.



                   ARTICLE 9 - INFRINGEMENT AND OTHER ACTIONS

         9.1 The Company and the Licensor shall promptly provide written notice, to the other party, of any alleged infringement by a third party of the Patent Rights and provide such other party with any available evidence of such infringement.

         9.2 During the term of this Agreement, the Company shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Patent Rights. In furtherance of such right, the Licensor hereby agrees that the Company may join the Licensor as a party in any such suit, without expense to the Licensor. No settlement, consent judgment or other voluntary final disposition of any such suit which would adversely affect the rights of the Licensor may be entered into without the consent of the Licensor, which consent shall not be unreasonably withheld. The Company shall indemnify and hold the Licensor harmless against any costs, expenses or liability that may be found or assessed against the Licensor in any such suit other than resulting from the Licensor's gross negligence, recklessness or wilful misconduct.

         9.3 In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product by the Company, an Affiliate of the Company, or any sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, the Company shall give written notice thereof to the Licensor. The Company may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to paragraph 9.2. Otherwise, the Company shall have the right, but not the obligation, to defend any such claim or suit. In the event the Company elects not to defend such suit, the Licensor shall have the right, but not the obligation to do so at its sole expense.

         9.4 Any recovery of damages by the Company, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company relating to the suit and then to the Licensor for any royalties credited in accordance with paragraph 9.4. The balance remaining from any such recovery shall be treated as royalties received by the Company from sublicensees and shared by the Licensor and the Company eighty percent (80%) to the Company and twenty percent (20%) to the Licensor.

         9.5 The Company may credit up to fifty percent (50%) of any reasonable litigation costs incurred by the Company in any country pursuant to this Article 9 and up to 50% of all amounts paid in judgement or settlement of litigation within this Article 9 scope of against royalties thereafter payable to the Licensor hereunder for such country and apply the same toward one-half of its actual, reasonable out-of-pocket litigation costs. If one-half of such litigation costs in such country exceeds 50% of royalties payable to the Licensor in any year in which such costs are incurred than the amount of such costs, expenses and amounts paid in judgement or settlement, in excess of such 50% of the royalties payable shall be carried over and credited against royalty payments in future years for such country.

         9.6 If within ninety (90) days from receipt of notice by the Company of any alleged infringement, the Company shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought and shall not be diligently prosecuting an infringement action, or if the Company shall notify the Licensor, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, the Licensor shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights, and the Licensor may, for such purposes, join the Company as a party plaintiff. The total cost of any such infringement action commenced solely by the Licensor shall be borne by the Licensor and the Licensor shall keep any recovery or damages for infringement or otherwise derived therefrom and such shall not be applicable to any royalty obligation of the Company.

         9.7 In any suit to enforce and/or defend the Patent Rights pursuant to this License Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

                 ARTICLE 10 - LIMITATION OF LIABILITY, INDEMNITY

         10.1 Other than as set forth in Article 2 hereof, the Licensor, by this License Agreement, makes no representations or warranties as to the validity and/or breadth of the inventions contained in the Patent Rights and the Company so acknowledges. Other than as set forth in Article 2, the Licensor, by this License Agreement makes no representations or warranties as to patents now held or which will be held by others in the field of the Licensed Products and/or Licensed Processes for a particular purpose.

         10.2 EXCEPT AS MAY BE EXPRESSLY PROVIDED HEREIN, THE LICENSOR DOES NOT MAKE, AND EXPRESSLY DISCLAIMS ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         10.3 The Company agrees to defend, indemnify and hold the Licensor harmless from and against all liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage (each a "Claim") arising directly or indirectly: (a) out of use by the Company or its transferees of inventions licensed or information furnished under this License Agreement or (b) out of any use, sale or other disposition by the Company or its transferees of Patent Rights, Licensed Products or Licensed Processes, except to the extent, in each such case, that such Claim results from or arises out of the Licensor's gross negligence, recklessness or wilful misconduct. The Company agrees that any sublicense agreement it enters relative to the Licensed Products and/or Licensed Processes shall contain a covenant by such sublicensee providing for the indemnification of the Licensor as provided in this Article.

         10.4 (a) The Company shall obtain and carry in full force and effect commercial, general liability insurance, at such time when the Company has developed Licensed Products for sale, which shall protect the Company and the Licensor with respect to events covered by paragraph 10.3 above. Such insurance shall be written by a reputable insurance company, shall list the Licensor as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to the Licensor prior to any cancellation or material change thereof. The limits of such insurance shall not be less than two million dollars ($2,000,000) per occurrence with an aggregate of five million dollars ($5,000,000) for personal injury or death, and one million dollars ($1,000,000) per occurrence with an aggregate of three million dollars ($3,000,000) for property damage. The Company shall provide the Licensor with Certificates of Insurance evidencing the same.

         (b) Notwithstanding the foregoing, if the requirements of this paragraph 10.4 are not consistent with general industry norms or good business practices at the time, the Licensor agrees to negotiate in good faith to modify this paragraph 10.4; provided, however, that if the Company, using good-faith reasonable efforts, cannot obtain the insurance required by this paragraph 10.4 at rates that are prudent given the Company's financial position as determined by the Board of Directors of the Company at the time such insurance is required then the Licensor agrees to waive the requirements of this paragraph 10.4 until a determination by the Board of Directors of the Company that the Company's financial position permits it to obtain the insurance required by this paragraph 10.4.

                             ARTICLE 11 - ASSIGNMENT

         This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other, which Consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, the Company may assign this Agreement
(i) to a purchaser, merging or consolidating corporation, or acquiror of substantially all of the Company's assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an Affiliate of the Company subject to the consent of the Licensor which consent shall not be unreasonably withheld.



                    ARTICLE 12 - PAYMENT OF FEES AND EXPENSES

                  Each of the Company and the Licensor shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.

                    ARTICLE 13 - USE OF NAMES AND PUBLICATION

         13.1 Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the Licensor or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of the Licensor; provided, however, that the Licensor acknowledges and agrees that the Company may use the name of the Licensor in various documents used by the Company for capital raising and financing without such prior written consent where the use of such names may be required by law. The Company agrees to promptly provide the Licensor with a copy of any documents used by the Company, which contain the name of the Licensor. The Licensor may act as a consultant and scientific advisor to the Company with respect to the licenses granted to the Company hereunder, subject to the policies, if any, of the Licensor.

         13.2 Nothing herein shall be deemed to establish a relationship of principal and agent between the Licensor and the Company, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between the Licensor and the Company, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

         13.3 In the event that the Licensor desires to publish or disclose, by written, oral or other presentation, Know-how, Patent Rights, or any material information related thereto then the Licensor shall notify the Company in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of its intention at least sixty
(60) days prior to any speech, lecture or other oral presentation and at least sixty (60) days before any written or other publication or disclosure. The Licensor shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The Company may request that the Licensor, no later than thirty (30) days following the receipt of such notice, delay such presentation, publication or disclosure in order to enable the Company to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that the Licensor does so. Upon receipt of such request to delay such presentation, publication or disclosure, the Licensor shall arrange for a delay of such presentation, publication or disclosure until the earlier to occur of (a) to ninety (90) days and (b) such time as the Company or the Licensor has filed, or has had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and the Licensor. If the Licensor does not receive any such request from the Company to delay such presentation, publication or disclosure, the Licensor may submit such material for presentation, publication or other form of disclosure.

             ARTICLE 14 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

                  Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:

                   In the case of the Licensor:

                            Stuart L. Weg, M.D.
                            ***
                            ***
                            Tel:     ***
                            Fax:     ***

                   In the case of the Company:

                            Pain Management, Inc.
                            c/o Paramount Capital Investment, LLC
                            787 Seventh Avenue, 48th Floor
                            New York, New York 10019
                            Tel:     212-554-4350
                            Fax:     212-554-4355
                            Attn:    Michael S. Weiss

                              15 - CONFIDENTIALITY

         15.1 Any proprietary or confidential information relating to the Ketamine Technology (including but not limited to Know-how and patent prosecution documents relating to Patent Rights) collectively constitute the "Confidential Information." The Company and the Licensor agree that they will not use the Confidential Information for any purpose unrelated to this Agreement or the Research Agreement, and will hold it in confidence during the term of this Agreement and for a period of five (5) years after the termination or expiration date of this Agreement. The Company and the Licensor shall exercise with respect to such the Confidential Information the same degree of care as the Company and the Licensor exercise with respect to their own confidential or proprietary information of a similar nature, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality as the Company of the Licensor is bound by pursuant to this Agreement). However, such undertaking of confidentiality by the Company or the Licensor shall not apply to any information or data which:

*** Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.

            15.1.1 The receiving party receives at any time from a third party lawfully in possession of same and having the right to disclose same.

            15.1.2 Is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the receiving party.

            15.1.3 Is independently developed by the receiving party as demonstrated by written evidence without reference to information disclosed to the receiving party.

            15.1.4 Is disclosed pursuant to the prior written approval of the disclosing party.

            15.1.5 Is required to be disclosed pursuant to law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to the disclosing party and disclosing party has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.

                      ARTICLE 16 - MISCELLANEOUS PROVISIONS

         16.1 This License Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

         16.2 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Company shall assume all legal obligations to do so and the costs in connection therewith.

         16.3 The Company shall observe all applicable United States and foreign laws with respect to the use, sale manufacture and transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the regulations of the Food and Drug Administration and its foreign equivalents, the International Traffic in Arms Regulations (ITAR), the Export Administration Regulations.

         16.4 The parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto.

         16.5 The provisions of this License Agreement are severable, and in the event that any provision of this License Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

         16.6 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this License Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

         16.7 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         16.8 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

         16.9 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

         16.10 Each party hereto shall be excused from any breach of this Agreement which is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstance normally deemed outside the control of the parties.

                  IN WITNESS WHEREOF, the parties hereto have executed this License Agreement, in triplicate by proper persons thereunto duly authorized.


PAIN MANAGEMENT, INC.                                       LICENSOR

By: ____________________                          By: ______________________

Name:      Michael S. Weiss                       Name: Stuart Weg, M.D.
           ----------------                             ----------------
Title:     Sole Director                          Date: February 24, 1998
           -------------                                -----------------
Date:      February 25, 1998
           -----------------

                                   APPENDIX I



1. United States Patent Applications USSN 5,543,434, entitled "Nasal Administration of Ketamine to Manage Pain."

2. United States Patent Applications USSN ***, entitled "Nasal Administration of Ketamine to Manage Pain and Reduce Drug Dependency."



*** Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.

                                    EXHIBIT A

                         PERFORMANCE MILESTONE PAYMENTS



To ensure that the Company is diligently pursuing the development and commercialization of the Licensed Products and Licensed Processes, in further consideration of the license and options granted herein, the Company shall make the following payments (the "Milestone Payments") in accordance with the following schedule:

           MILESTONE                                 AMOUNT                                DATE
   Investigative New Drug (IND)                                                 Twelve (12) Months following
        Application Filing                          $100,000                         the Effective Date

  Completion of First Clinical
  Trial Pursuant to a Company                                                   Eighteen (18) Months following
         sponsored IND                              $ 50,000                         the Effective Date

  Commencement of Phase II/III                                                      Forty-two (42) Months
   Phase III pivotal trial (1)                      $150,000                    following the Effective Date

   New Drug Application (NDA)                                                   Sixty-six (66) Months From the
          Filing (1),(2)                            $250,000                           Effective Date

                                                                                Seventy-eight (78) Months
                                                                                  following execution the
       NDA Approval (1),(2)                         $500,000                           Effective Date

                                                                                Eighty-one (81) Months from
     First Commercial Sale (1),(2)                  $500,000                             the Effective Date

         (1) Payable in cash or equity at the discretion of the Company. The Company shall only be entitled to make payments in equity if the Company is a publicly traded company. Any equity payments payable hereunder shall be priced at the average closing price of the common stock of the Company for the ten (10) consecutive trading days immediately preceding the date of achievement of any such milestone or the date upon which any such payment becomes due, whichever is earlier.


         (2) Fifty percent (50%) of such Milestone Payment shall be creditable against royalties earned pursuant to articles 4.3 and/or 4.4; provided, however, that in no event shall royalties earned pursuant to articles 4.3 and/or 4.4 be reduced by more than fifty percent (50%) in any applicable semi-annual period.

Any Milestone Payments made in accordance with the above shall be distributed as follows: (a) eighty-five percent (85%) to the Licensor; (c) seven and one-half percent (7.5 %) to Herbert Brotspies and (c) seven and one-half percent (7.5 %) to Calgar and Associates.

                                   SCHEDULE A

For each twenty-five thousand dollar ($25,000) payment described in paragraph
6.1 hereof, payment shall be made as follows:

                  Stuart Weg, M.D.                            $21,250.00

                  Herbert Brotspies                           $ 1,875.00

                  Calgar & Asociates                          $ 1,875.00




                                      -35-